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                       TRANSACT TECHNOLOGIES INCORPORATED
             EXHIBIT 11 COMPUTATION OF PRO FORMA PER SHARE EARNINGS
                             (DOLLARS IN THOUSANDS)
                                   (UNAUDITED)

                                                                  THREE MONTHS ENDED               NINE MONTHS ENDED
                                                             -----------------------------   -------------------------------
                                                            September 28,    September 30,   September 28,    September 30,
                                                                1996             1995             1996             1995
                                                            -------------    -------------   -------------    -------------
PRIMARY:
   EARNINGS:
     Net income                                              $  927,000       $  648,000       $2,660,000       $1,601,000
                                                             ==========       ==========       ==========       ==========
   SHARES:
   Pro forma average common shares outstanding                5,901,071        5,400,000        5,567,638        5,400,000
   Dilutive effect of outstanding options and warrants
     as determined by the treasury stock method                   8,339             --              2,790             --
                                                             ==========       ==========       ==========       ==========
                                                              5,909,410        5,400,000        5,570,428        5,400,000

   PRO FORMA EARNINGS PER COMMON AND
     COMMON EQUIVALENT SHARE:
   Primary                                                   $     0.16       $     0.12       $     0.48       $     0.30
                                                             ==========       ==========       ==========       ==========

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